Exhibit 107

CALCULATION OF REGISTRATION FEE

Form F-1

(Form Type)

Kazia Therapeutics Limited

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no nominal value per share(1)	Rule 457(c)	47,555,560	$0.0365	$1,735,777.94	0.00014760	$256.20
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—					—	—	—	—
	Total Offering Amounts					$1,735,777.94		$256.20
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$256.20

(1)

The ordinary shares registered hereby are evidenced by American Depositary Shares (“ADSs”) ADSs, each representing ten (10) ordinary shares, have been registered on a separate registration statement on Form F-6 as amended and filed with the Securities and Exchange Commission on June 6, 2016 (File No. 333-128681).

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of under the Securities Act. The price per share and maximum aggregate offering price are based on the average of the high and low prices of the registrant’s ADSs on January 25, 2024, as reported on The Nasdaq Capital Market, divided by ten (10).